SERVICE AGREEMENT

Between:

AMERICAN SURGICAL ASSISTANTS,
INC.

And:

MEDPRO COLLECTIONS
JUAN ORTIZ AM) SONS, INC.

Billing Services and Collections Service Agreement

This exclusive Service Agreement is entered into between (Juan Ortiz and Sons, Inc., dbal MedPro Collections),(hereinafter MedPro), TIN: 76-0672626 a medical reimbursement consulting company and American Surgical Assistants, Inc., TIN: 30-0213088 (hereinafter "Client"), a Texas corporation.

WHEREAS, MedPro is a medical reimbursement consulting company which provides reimbursement consulting, billing and collection services to health care providers; and

WHEREAS, the Client desires to retain MedPro to provide it with consulting, billing and reimbursement, and collection services;

NOW, THEREFORE, in consideration of the promises and covenants contained herein and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.
Commencing on July 5., 2007 and ending on June 30., 2008, MedPro will assist the Client in the billing of all medical insurance claims for payment by commercial companies via electronic and/or paper means. MedPro agrees to train the Client's billing personnel and supervise the Client's billing operations to be performed by the current billing staff employed by the Client. MedPro agrees to follow up on all claims, resubmit claims when necessary, correct and appeal all denied claims until satisfactory payments are obtained. Under MedPro's supervision, the Client agrees to have their existing billing personnel obtain all the information necessary to properly prepare the Client's claims and to submit the claims to the proper insurance companies.

2.
All patient information and data provided by the Client to MedPro shall be kept confidential and shall not be disclosed to anyone outside of MedPro other than to the extent necessary for MedPro to process and submit claims for the Client. MedPro hereby acknowledges and is obligated to follow HIPAA regulations without compromise. MedPro hereby indemnifies Client in any legal or punitive actions or damages resulting from any violation of such regulations by MedPro, its employees, or its assignees. In addition, neither MedPro nor Client shall divulge the contents, terms or conditions of this Service Agreement, or any related information pertaining to any arrangements, financial information, books of business, or any documentation that is made available to MedPro by Client for the purposes of conducting the services covered under this Agreement by MedPro.

3.  The Client will pay MedPro a fee of Six percent (6%) of the total amount collections from all payments made to the Client for work done by MedPro per month, such payments do not include any payments processed by ATS Billing Services; Inc. for fees directly from hospitals and self pay patients. The Client agrees to make available to MedPro all insurance statements (EOB' s) for the purpose of invoicing the Client for the services provided during the month. Payment to MedPro shall be on the 15st of the month for monies collected during the prior calendar month (First payment shall be on August 15th, 2007 for payments received by Client from July 7th, 2007 to the end of July, 2007.

4.  MedPro will close its books.for invoicing purposes on the last day of each month and will bill the Client for its services on the first working week of each succeeding month for the previous month's processing. The Client will pay MedPro for its services within five (5) days after receiving MedPro invoicing.

5.  During the term of this exclusive Service Agreement, the Client will not use the services of any other billing and collection company except for ATS Billing Services, Inc. as described above and will allow MedPro to process all of the Client's medical insurance claims with commercial insurance carriers.

6.  CONFIDENTIALITY:

a.
Confidential Information. Client, and MedPro hereby covenant that both parties will protect and not, directly or indirectly, use for either party's Representative's own benefit or financial gain, or disclose to any other party any Confidential Information (as defined below) without the prior written consent, except as compelled by law.

"Confidential Information" means, without limitation, information relating to Client, and its, clients' employees, consultants, agents, representatives, patients, employment/human resources, financial or business records, agreements, or any other information or material which derives economic value, actual or potential, from not being generally known to other persons or is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. This section shall survive the termination of this Agreement.

b.
Terms of this Agreement. Except for disclosure to legal counsel, accountants, or financial advisors (none of whom shall be associated or affiliated in any way with Client or any of its affiliates), MedPro warrants and covenants to Client that MedPro shall not disclose the terms of this Agreement to any person who is not a party or signatory of this Agreement, unless disclosure thereof is required by law or otherwise authorized by this Agreement or consented in writing to by Client. Unauthorized disclosure of the terms of this Agreement shall be deemed a material breach of this Agreement and shall provide Client with the option of pursuing termination of this Agreement.

c.
HIPAA Requirements. MedPro agrees to comply with the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. Section 1320d ("HIPAA") and any current and future regulations promulgated hereunder including without limitation the federal privacy regulations contained in 45 C.F.R. Parts 160 and 164 (the "Federal Privacy Regulations"), the federal security standards contained in 45 C.F.R. Part 142 (the "Federal Security Regulations"), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162, and state privacy law, as codified in Texas Health & Safety Code Chapter 181, Sections 181.001 et seq. ("Texas Privacy Law") and any regulations thereto, all collectively referred to herein as "HIPAA Requirements". MedPro agrees not to use or further disclose any Protected Health Information (as defined in 45 C.F.R. Section 164.501) or Individually Identifiable Health Information (as defined in 42 U.S.C. Section 1320d and Texas Privacy Law), other than as permitted by HIPAA Requirements and the terms of this Agreement.

MedPro will make its internal practices, books and records relating to the use and disclosure of Protected Health infoiwatibn available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations and Texas Privacy Law.

7.	MedPro shall prepare such administrative and business records and reports related to its services in such format and upon such intervals as Client may reasonably require.

8.	MedPro and MedPro Representatives shall furnish any and all information, records and other documents related to Client's services hereunder which Client may reasonably request in furtherance of its quality assurance, utilization review, risk management, and any other plans and/or programs adopted by Client to assess and improve the quality and efficiency of Client's services.

9.	The Client or MedPro may terminate this exclusive Service Agreement at any time with a mutual written agreement. Such termination agreement shall be executed by Client and/or MedPro and shall include a satisfactory date for the termination of the process of billing and collection by MedPro. All the outstanding balances due to MedPro will continue to be the responsibility of MedPro for collections and of the Client for payment to MedPro.

10.
Should any of the provisions of this exclusive. Service Agreement be found to be invalid by any court of competent jurisdiction, the remainder of this exclusive Service Agreement shall remain in full force and effect.

11.
The laws of the state of Texas shall govern this Agreement. Interpretation or performance of any of the terms or provisions of this exclusive Service Agreement or of any rights or obligations of the parties hereto shall be resolved in HARRIS County, TEXAS. Should it become necessary for MedPro to retain an attorney to collect any amounts owed to MedPro under the terms of this Service Agreement, MedPro shall be entitled to recover in addition to its damages, reasonable attorney's fees.

12.	Any notices or communications anticipated by thisService Agreement shall be directed to the parties, as follows:

Client	MedPro (Juan Ortiz and Sons, Inc.):

By: /s/ Zak Elgamal	By: /s/
President 7/3/07	President 7/3/07

American Surgical Assistants, Inc.	MedPro Collections
10039 Bissonnet, Ste. # 250	Juan Ortiz and Sons, Inc.
Houston, TX 77036	16151 Caimway, Ste. # 210
Houston, TX 77084